EXHIBIT 10.24 SUMMARY OF NAMED EXECUTIVE OFFICER
COMPENSATION
Summary of FBL Financial Group, Inc.
Named Executive Officer Compensation — 2007
     The table below summarizes certain calendar year 2007 compensation information regarding FBL Financial Group, Inc.’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers, (collectively the “Named Executive Officers”). These salaries are subject to change at the discretion of the Management Development and Compensation Committee and/or Board of Directors of the Company. These salaries do not include the Company’s contributions to defined benefit and contribution plans and the Company’s contributions to other employee benefit programs on behalf of the Named Executive Officers.

			2007 Non-equity
			Incentive Plan
			threshold, target, cap as	2007 Stock	2007 Restricted
	Current Base		% of salary, payable in	Option Grant	Stock Grant
Name and Title	Salary		2008 (1)	(#shares) (2)	(#shares) (3)
James W. Noyce, CEO	$675,000	*	40-80-160%	42,104	22,299
James P. Brannen, CFO	$370,000	*	25-50-100%	15,917	8,425
Bruce A. Trost, Executive VP Property/Casualty Companies	$372,855		25-50-100%	17,454	9,238
JoAnn Rumelhart, Executive VP Farm Bureau Life	$370,175		25-50-100%	17,329	9,172
Stephen M. Morain**	$434,591		17.5-35-70%	11,189	5,922

(1)	Payable pursuant to the FBL Financial Group, Inc. 2007 Management Performance Plan. Goals for the plan are set annually in such areas as membership accounts, insurance and annuity premium volume, expense controls and earnings per share. Payments are made in early February of the year following performance, upon certification by the Management Development and Compensation Committee of the level of goal attainment.

(2)	Annually granted in mid-January pursuant to the 2006 Class A Common Stock Compensation Plan at date of grant closing stock price as the exercise price; vest in five annual installments and expire in ten years. The grants are incentive stock options to the extent permitted by tax law, with the remaining shares being nonqualified stock options.

(3)	Annually issued in February pursuant to the 2006 Class A Common Stock Compensation Plan; these restricted shares are subject to forfeiture if Company performance goals (measured by earnings per share and return on equity) and other conditions are not met during the three years ended December 31, 2009, and assume that expected operations will result in earning the target amount of approximately 50% of the amount granted.

*	Reflects base salary increases of $75,000 for Mr Noyce and $30,000 for Mr. Brannen granted by the Management Development and Compensation Committee effective August 1, 2007.

**	Mr. Morain resigned as an officer and general counsel in August 2007 but remains employed by the Company through February 2008.